Exhibit 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FOURTH QUARTER 2007
     SAN RAMON, Calif., January 10, 2008 — Chevron Corporation (NYSE: CVX) today reported in its interim update that fourth quarter net income is expected to be higher than the $3.7 billion earned in the third quarter 2007.
     Higher earnings are expected in the upstream business, which benefited during the fourth quarter from higher prices for crude oil and natural gas. In the third quarter, upstream earned $3.4 billion. For the downstream segment, refined-product margins continued to be weak in the fourth quarter. Earnings for worldwide downstream in the third quarter were $377 million and are expected to remain low in the fourth quarter.
     Net income in the fourth quarter is not expected to be as significantly affected by nonrecurring items as in the third quarter.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the fourth quarter. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on February 1, 2008. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the fourth quarter 2007 vs. full third quarter 2007 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.

		2006	2007
		4Q	1Q	2Q	3Q	4Q thru Nov	4Q thru Dec
U.S. Upstream
Net Production:
Liquids	MBD	466	462	468	458	453	n/a
Natural Gas	MMCFD	1,782	1,723	1,703	1,695	1,703	n/a
BOE	MBOED	763	749	752	741	737	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	59.98	58.09	64.96	75.25	90.08	90.58
Avg. Midway Sunset Posted Price	$/Bbl	48.20	47.08	55.18	65.43	78.76	79.13
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	6.56	6.80	7.56	6.16	6.85	6.97
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	5.82	6.66	6.85	5.68	6.02	6.34
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	4.67	5.40	3.72	2.83	2.01	3.33

Average Realizations:
Crude	$/Bbl	52.98	51.60	58.89	68.70	80.48	n/a
Liquids	$/Bbl	51.06	49.91	57.27	66.53	77.93	n/a
Natural Gas	$/MCF	5.90	6.40	6.56	5.43	5.73	n/a

Exploration Expense	$MM, B/T	163	142	67	88	n/a	n/a

International Upstream
Net Production:
Liquids	MBD	1,346	1,317	1,297	1,274	1,296	n/a
Natural Gas	MMCFD	3,067	3,271	3,314	3,288	3,398	n/a
Mined Bitumen	MBD	35	32	29	28	23	n/a
BOE — incl. Mined Bitumen	MBOED	1,892	1,894	1,878	1,850	1,885	n/a

Pricing:
Avg. Brent Spot Price	$/Bbl	59.44	58.26	68.73	74.70	87.56	89.00

Average Realizations:
Liquids	$/Bbl	51.77	51.15	61.32	67.11	79.49	n/a
Natural Gas	$/MCF	3.67	3.85	3.64	3.78	4.32	n/a

Exploration Expense	$MM, B/T	384	164	206	207	n/a	n/a
     Worldwide oil-equivalent production for the first two months of the fourth quarter increased about 1 percent to 2.62 million barrels per day.
     U.S. crude oil realizations of $80.48 per barrel improved by $11.78, trailing the increase in West Texas Intermediate (WTI) and California heavy-crude benchmark prices. This largely reflects Gulf of Mexico production priced on a lagged basis. International liquids realizations averaged $79.49 per barrel, up $12.38 from the third quarter and in line with the increase in Brent spot prices. U.S. natural gas realizations of $5.73 per thousand cubic feet were up $0.30.

DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2006	2007
		4Q	1Q	2Q	3Q	4Q thru Nov	4Q thru Dec
Downstream
Market Indicators:	$/Bbl

Refining Margins

US West Coast — Blended 5-3-1-1 *		23.02	30.74	36.32	19.57	21.86	22.49
US West Coast — ANS 5-3-1-1 **		20.55	26.69	30.28	14.11	16.79	16.78

US Gulf Coast — Maya 5-3-1-1 *		21.06	24.18	34.61	25.16	23.71	23.42
US Gulf Coast LHD — Avg of Mogas + Dist, less Fuel Oil**		27.58	28.85	37.17	31.50	29.75	30.59

Singapore — Dubai 3-1-1-1		1.96	5.79	8.87	5.84	7.52	7.33
N.W. Europe — Brent 3-1-1-1		(2.06)	(0.53)	2.08	0.06	0.88	1.27

Marketing Margins

U.S. West — Weighted DTW to Spot *		1.76	1.83	4.99	3.79	3.21	3.96
U.S. West — LA Mogas DTW to Spot **		4.32	2.63	5.12	2.42	1.10	1.85

U.S. East — Houston Mogas Rack to Spot*		1.76	2.08	4.30	3.83	3.63	3.58
U.S. East — Houston Mogas Rack to Spot**		4.64	5.21	3.99	2.63	1.20	1.61

Asia-Pacific / Middle East / Africa		5.91	4.39	3.66	3.79	3.01	n/a
United Kingdom		4.89	4.98	5.45	6.19	3.95	n/a
Latin America		5.84	6.08	7.39	6.13	7.45	n/a

Actual Volumes:
U.S. Refinery Input	MBD	916	729	881	799	840	n/a
Int’l Refinery Input	MBD	987	1,070	942	1,043	1034	n/a
U.S. Branded Mogas Sales	MBD	622	622	630	645	623	n/a

*	Represents an indicator margin reported for the first time in this interim update. The new indicator margins are:

•	U.S. West Coast Refining: Blended 5-3-1-1 is based on a crude slate of 50% Arab Medium, 25% Arab Extra Light and 25% Alaska North Slope.

•	U.S. Gulf Coast Refining: Maya 5-3-1-1.

•	U.S. West Coast Marketing: Weighted DTW to Spot is based on Los Angeles, San Francisco and Portland/Seattle regular mogas, premium mogas and diesel; the prior indicator margin is based on Los Angeles regular mogas only. Comparative spot prices include ethanol; they exclude ethanol in the previous indicator margin.

•	U.S. Gulf Coast Marketing: Houston Mogas Rack to Spot is based on Houston regular mogas and premium mogas with ethanol; the prior indicator margin is based on regular mogas only. Comparative spot prices include ethanol; they exclude ethanol in the previous indicator margin.

**	Represents an indicator margin reported in previous quarters in the interim update. These are included for comparative purposes in this quarter but will be discontinued effective in the first quarter 2008.
     The U.S. West Coast industry refining indicator margins improved from the third quarter, which had the narrowest margins in the past two years. The U.S. Gulf Coast Maya 5-3-1-1 refining margin marker continued to decline, falling $1.74 per barrel for the full fourth quarter. Outside the United States, benchmark refining margins improved.

     During the full fourth quarter, the West Coast Weighted DTW to Spot marketing indicator margin improved by $0.17 per barrel, while the Houston mogas indicator slipped $0.25 per barrel.
     It is expected that the company’s realized margins in the full fourth quarter will be lower than the industry indicator margins, especially in the U.S., due to timing effects associated with the roughly $15 per barrel increase in crude oil prices during the quarter, as well as refinery downtime described below.
     U.S. refinery daily crude-input volumes increased primarily due to the absence of a planned shutdown in the third quarter of a crude unit at the refinery in El Segundo, California. Partially offsetting this increase was the impact of a mid-August fire in a crude unit at the refinery in Pascagoula, Mississippi. Repairs to this unit are expected to be completed in the first quarter of 2008. Full fourth quarter refinery operations were also negatively affected by an 11 week planned shutdown of the coker unit at the El Segundo Refinery.
     The third quarter included a gain of approximately $260 million on the sale of assets in Europe.
CHEMICALS

		2006	2007
		4Q	1Q	2Q	3Q	4Q thru Nov	4Q thru Dec
Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		16.10	11.10	10.84	11.42	9.69	10.36
HDPE Industry Contract Sales Margin		12.26	13.22	14.18	14.41	13.01	13.61
Styrene Industry Contract Sales Margin		11.51	11.09	11.57	11.56	10.29	10.30
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, industry indicator margins for the full fourth quarter were lower than the third quarter, reflecting higher feedstock costs.
ALL OTHER
     The company’s standard guidance for quarterly net after-tax charges related to corporate and other activities is between $160 million and $200 million. Due to the potential for irregularly occurring accruals related to tax items, pension settlements, and other corporate items, actual results may differ. For the full fourth quarter, net charges are expected to be near or above the high end of the guidance.
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NOTICE
Chevron’s discussion of fourth quarter 2007 earnings with security analysts will take place on Friday, February 1, 2008, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information will be contained in the Investor Relations Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.